Exhibit 99.2

March 7, 2012

Dear Valued Customer,

We are very excited to announce that Nuance, an industry leader in clinical documentation technology and services and Transcend, have entered into a definitive agreement under which Nuance will acquire Transcend. We currently anticipate that the transaction will close during the second half of Nuance’s fiscal year 2012.

We believe that this acquisition is the right move for our companies as the addition of Transcend is a natural extension to Nuance’s current offerings and we are excited to add Nuance’s technology to our service offering. Additionally, we share the same philosophies towards employees and customers. Both companies strive to provide a great place for employees to work as well as consistent excellence in service and industry-leading clinical documentation solutions to our customers.

This announcement will not alter the day to day workings of our current organization. You will continue to receive the same outstanding level of customer service that you have grown to expect from Transcend with no immediate change in resources or operational support.

If you have questions about this news, please feel free to contact me at (678) 808-0635/via email at susan.mcgrogan@trcr.com or Larry Gerdes at (678) 808-0623/via email at larry.gerdes@trcr.com. We are committed to the future succes of our combined businesses and look forward to sharing additional information about the acquisition in the near future.

Sincerely,

/s/ Susan McGrogan

Susan McGrogan

President and Chief Operating Officer

Important Information about the Tender Offer

The Offer described herein has not yet commenced, and the information attached is neither an offer to purchase nor a solicitation of an offer to sell securities. At the time the Offer is commenced, Nuance will cause Merger Sub to file a tender offer statement on Schedule TO with the SEC and Transcend will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the tender offer. Investors and Transcend stockholders are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9, because they will contain important information. These documents will be available at no charge on the SEC’s website at www.sec.gov. A copy of the tender offer statement and the solicitation/recommendation statement will be made available free of charge to all stockholders of Transcend at www.trcr.com or by contacting Transcend at One Glenlake Parkway, Suite 1325, Atlanta, Georgia 30328, Attn: Investor Relations (678) 808-0600.

Statement on Cautionary Factors

Except for the historical information presented herein, matters discussed herein may constitute forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words “future”; “anticipate”; “potential”; “believe”; or similar statements are forward-looking statements. Risks and uncertainties include uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of the Transcend stockholders will tender their stock in the offer; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, business partners or governmental entities; as well as risks detailed from time to time in Transcend’s public disclosure filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, subsequent quarterly filings on Form 10-Q and the solicitation/recommendation statement to be filed in connection with the tender offer. The information contained herein is as of the date hereof. Transcend disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the filing of this information or otherwise, except as expressly required by law. Copies of Transcend’s public disclosure filings are available from the company.